SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):      February 14, 1995
                                                       -----------------

              SCA TAX EXEMPT FUND LIMITED PARTNERSHIP
              ---------------------------------------
     (Exact name of registrant as specified in its charter)


        Delaware                0-15725             52-1449733
        --------                -------             ----------
     (State or other         (Commission File    (I.R.S. Employer
     jurisdiction of              Number)        Identification No.)
     incorporation)


218 N. Charles Street, Suite 500, Baltimore, Maryland           21201
- -----------------------------------------------------           -----
   (Address of principal executive offices)                  (Zip Code)


Registrant's telephone number, including area code:     (410) 962-0595
                                                        --------------

                       (not applicable)
  -------------------------------------------------------------
  (Former name or former address, if changed since last report)

Item 5.   Other Events.


     On February 14, 1995, SCA Tax Exempt Fund Limited
Partnership, a Delaware limited partnership ("SCATEF" or the "Fund"), consummated a financing transaction in which new capital was raised through the offering of $67,700,000 in aggregate principal amount of Multifamily Mortgage Revenue Bond Receipts, Series A-1 through A-11 (collectively, the "Receipts").

The financing transaction was carried out in four steps:

     The Refunding. Eleven bonds that were owned by SCATEF, in the aggregate principal amount of $126,590,000, were refunded by the issuers of such bonds. All of these bonds had financed properties that defaulted on their original debt obligation and are controlled by SCA Successor, Inc. (The specific bonds are listed on Attachment A.)

     As a result of the refundings, each of the original 11 bonds was exchanged for a Series A Bond and a Series B Bond. Each issue of Series B Bonds is subordinate to the related issue of Series A Bonds. In addition, the maturity date for each of the 11 bonds was extended as part of the refunding.

     The Trust. SCATEF deposited each of the Series A Bonds, in the aggregate principal amount of $67,700,000, and Series B Bonds, in the aggregate principal amount of $58,890,000, with the SCA Tax
Exempt Trust (the "Trust") which was created to hold these assets. A Certificate of Participation in the corpus and the income of the Trust was issued representing interests in the two series of bonds. SCATEF is the sole holder of the Certificate of Participation.

     The Custody Agreement and New Investors.  The Series A
Bonds were deposited by the Trust with NationsBank Trust Company, N.A., as custodian (the "Custodian"). The Custodian executed and delivered the Receipts, each of which evidences the undivided beneficial ownership interest in a particular issue of Series A Bonds. The Series A Bonds provide the collateral for the Receipts. In addition, the cash stream from one additional bond owned by SCATEF has been pledged as further security for the Receipts.

     The Receipts are credit enhanced by Financial Security
Assurance Inc. and are rated AAA and Aaa by Standard and Poors and Moody's, respectively. In addition, the transaction was structured so that a guaranteed, preferred, fixed rate tax exempt return will be paid to Receipt holders. A portion of this fixed rate obligation was swapped for a floating rate of interest. An interest rate cap has been purchased so that the interest rate exposure with respect to this floating rate of interest is predictable and limited. The Receipts were marketed by CS
First Boston which acted as underwriter and placement agent to SCATEF in this transaction.

     Use of Proceeds from the Sale of the Receipts. In return for the sale of Receipts, the Trust has received $67.7 million from the Custodian. It is currently anticipated, that the proceeds from the sale of the Receipts will be invested in MLP III Investment Limited Partnership ("MLP III") which is anticipated to reinvest the net proceeds from the sale of the Receipts in MLP II Acquisition Limited Partnership ("MLP II"). SCATEF will be the General Partner of MLP
III and the limited partner is SCA Limited Partner Corporation. The general partner of MLP II is MLP I LLC ("MLP I") and the limited partner is MLP III. The members of MLP I are certain of the borrowers under the Series A and Series B Bonds and Creekside
Village Limited Partnership.

     It is the current intention of MLP II, its partners and affiliates to use approximately $57 million of the net proceeds from the sale of the Receipts to acquire, directly or indirectly, either additional mortgage revenue bonds that finance multi-family properties or multi-family properties, the cash stream from which will benefit BAC Holders primarily in the form of additional tax exempt or tax deferred distributions. The properties or bonds which will be purchased with the net proceeds will be acquired at a price intended to assure a positive spread between the cost of new capital and the return on the new investments. These new investments would be existing real estate projects that have operating histories or bonds associated therewith. It is anticipated that approximately $11 million of the proceeds from the sale of the Receipts will be used to finance transaction costs, reserves and interest rate protection. SCATEF is considering other potential uses of the proceeds.

ATTACHMENT A


SCATEF  Mortgage Revenue Refunding Bonds


                         Series A Bond          Series B Bond
                         -------------          -------------
Series I

Barkley Place             $5,350,000              $3,480,000

The Montclair             $8,500,000              $6,840,000

Newport Village           $6,250,000              $4,175,000

Nicollet Ridge            $7,925,000             $12,415,000

Steeplechase             $12,650,000              $5,300,000
                         -----------             -----------
  Sub-Total              $40,675,000             $32,210,000


Series II

Gilman Meadows            $4,000,000              $2,875,000

Hamilton Chase            $7,625,000              $6,250,000

Mallard Cove I              $800,000              $1,670,000

Mallard Cove II           $2,700,000              $3,750,000

The Meadows               $3,000,000              $3,635,000

Whispering Lake           $8,900,000              $8,500,000
                          ----------              ----------
  Sub-Total              $27,025,000             $26,680,000
                         -----------             -----------

     TOTAL               $67,700,000             $58,890,000
                         ===========             ===========



             Additional Property With Pledged Cash Stream

                    Bond & Working Capital Loan

Series I

Creekside                $11,985,000
                         ===========

                               SIGNATURE


        Pursuant to the requirements of the Securities Exchange
  Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


               SCA TAX EXEMPT FUND LIMITED PARTNERSHIP

               By:  SCA REALTY I, INC.


               By /s/ Mark K. Joseph
                    Mark K. Joseph
                    President


  Dated:  March 22, 1995